Exhibit 99.1


                      IN THE UNITED STATES BANKRUPTCY COURT
                          WESTERN DISTRICT OF MISSOURI
                              KANSAS CITY DIVISION

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                                             x
                                             :
                                             :
  In re:                                     :  Chapter 11
                                             :  Case No. 04-45814 (JWV)
  INTERSTATE BAKERIES                        :  Jointly Administered
    CORPORATION, et al.,                     :
                 -- --                       :
                                             :
                        Debtors.             x
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         DEBTORS' MOTION FOR ORDERS (I) AUTHORIZING INTERSTATE BAKERIES
               TO CONSTITUTE THEIR BOARD OF DIRECTORS, AND (II)
        PRELIMINARILY ENJOINING BRENCOURT ADVISORS LLC FROM PROSECUTING
                   ITS ACTION TO COMPEL A SHAREHOLDER MEETING

         Interstate Bakeries Corporation ("Interstate Bakeries" or the "Company," and together with eight of its subsidiaries and affiliates,(1) debtors and debtors-in-possession, the "Debtors"), hereby moves (the "Motion"), pursuant to sections 105(a), 1107 and 1108 of the United States Bankruptcy Code (the "Bankruptcy Code"), Rule 7065 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), Fed. R. Civ. P. 65 and section 303 of the Delaware General Corporation Law, Del. Code Ann. tit. 8 (2000) (the "DGCL"), for entry of an order in substantially the form attached hereto as Exhibit A(2) (i) authorizing Interstate Bakeries to constitute the Company's board of directors (the "Board") to consist of the nine individuals presently serving as directors of the Company and (ii) preliminarily enjoining Brencourt Advisors, LLC ("Brencourt") from prosecuting an action in the Delaware Court of Chancery (the

--------------------

(1) The following subsidiaries' and affiliates' chapter 11 cases are jointly administered with Interstate Bakeries: Armour and Main Redevelopment Corporation; Baker's Inn Quality Baked Goods, LLC; IBC Sales Corporation; IBC Services, LLC; IBC Trucking LLC; Interstate Brands Corporation; New England Bakery Distributors, L.L.C., and Mrs. Cubbison's Foods, Inc.

(2)  True and correct copies of the exhibits are attached to this Motion.


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



"Delaware Court") to compel a shareholder meeting to replace the current directors. In support of the Motion, the Debtors state as follows:(3)

                             PRELIMINARY STATEMENT

         1. For companies not in bankruptcy or in the zone of insolvency, corporate governance is solely the province of shareholder democracy. As owners of the corporation, the shareholders elect the directors who owe fiduciary duties solely to the shareholders and the corporation and not to creditors. However, when a company enters the zone of insolvency or becomes a debtor in possession, directors' fiduciary duties expand to encompass creditors. The parochial concerns of shareholders, who compete with the corporation's creditors for scarce resources, give way to the best interest of the estate. If there is a dispute between the shareholders, on the one hand, and the debtor in possession or the creditors, on the other, the bankruptcy court will determine what is in the estate's best interests.

         2. Brencourt, which, upon information and belief, became an Interstate Bakeries' shareholder after the Company filed for bankruptcy and only recently pushed its way onto the official committee of equity security holders (the "Equity Committee"), wants to seize control of the Board to improve its leverage in the reorganization process. By its own admission, Brencourt acquired much of its interest in the Company long after the bankruptcy began, and has actively traded in the Company's stock until recently, selling over 200,000 shares just before it obtained an appointment to the Equity Committee.

-----------------

(3) Contemporaneously herewith, the Debtors filed a substantially identical motion in the Adversary Proceeding, Case No. 06-04222 (the "Adversary Proceeding"). The Debtors seek an order in the main bankruptcy cases constituting the Board as set forth herein. In the Adversary Proceeding, the Debtors seek a preliminary injunction with respect to Brencourt's prosecution of the Delaware Action (as defined herein) based upon the arguments and authorities contained herein.

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


For months, Brencourt has sought to force the Company to appoint its director nominees. Even after obtaining two seats on the Board, Brencourt continued to demand total control of the Company's Board, and to that end, on October 30, 2006, Brencourt sued the Company in the Delaware Court under section 211 of the DGCL to compel a shareholder meeting (the "Delaware Action") at which Brencourt intends for the equity holders to vote to replace the existing directors (or at least a majority of them) with a Board of their choosing over the express opposition of the secured creditors.

         3. Plainly, Brencourt recognizes that the reorganization path upon which Interstate Bakeries is currently embarked will leave little, if any, residual value for equity interests and Brencourt hopes that seizing control of the Board will delay the completion of the Company's reorganization and provide Brencourt the leverage it needs to "create" some value for its equity stake at the expense of the Company and its creditors. Brencourt has not - and cannot -identify any compelling need to unseat the Company's Board. There is no suggestion that equity holders have been disenfranchised; in addition to the two new directors recently appointed at their request, they are ably represented by an Equity Committee (advised by well-known professional advisors) that has been an active participant in the restructuring process. Nor can they credibly identify any misconduct or dereliction by the current Board. It simply would not be in the best interests of the Debtors' estates to permit Brencourt and the equity holders to take over the reorganization process in this manner.

         4. Delaware law does not support such an abuse of the corporate governance process when a corporation is in bankruptcy. Rather, the Delaware legislature has recognized that, if a corporation is in bankruptcy and the parties cannot otherwise agree, the bankruptcy court has the power to prevent the equity holders, who are at the bottom of the bankruptcy priority scheme, from using the mechanisms of corporate governance to derail a company's reorganization efforts.

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

         5. Specifically, sections 303(a) and (b) of the DGCL provide that a Delaware corporation in bankruptcy proceedings, like Interstate Bakeries, "may put into effect and carry out any decrees and orders of the court or judge in such bankruptcy proceeding and may take any corporate action provided or directed by such decrees and orders, without further action by its directors or stockholders," including corporate action to "constitute or reconstitute and classify or reclassify its board of directors, and name, constitute or appoint directors and officers in place of or in addition to all or some of the directors or officers then in office." Stated differently, while shareholder prerogatives may be paramount outside of chapter 11, section 303 acknowledges this Court's authority to determine matters of corporate control in the best interest of the Debtors' estates after considering the interests of all constituencies, not just the shareholders.

         6. These cases are at a critical juncture, and a change of control of the Board at the insistence of a constituency that may well be out of the money and, in any event, is statutorily subordinated to the creditor constituencies, is not in the best interest of these estates. The Debtors' bankruptcy cases have lasted longer than hoped, and the fact that they are still in bankruptcy is seriously eroding their financial performance. The exclusive plan filing period expires on January 31, 2007, and the postpetiton financing matures just four months later, on June 2, 2007. Therefore, the Board, with input from all constituent groups, is making every effort for the Debtors to emerge from bankruptcy as soon as it is practical to do so, including searching for a new CEO, finalizing a five-year business plan, exploring exit financing alternatives, and considering potential value-maximizing asset sales.


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

         7. Brencourt apparently believes that a change of control of the Board that would enable the equity holders to derail these efforts is in its self-interest. Indeed, Brencourt has expressed its desire to prolong the bankruptcy indefinitely in the hopes of salvaging its stake - at the expense of the Company's creditors, if necessary. However, the Debtors' senior secured lenders (the "Prepetition Lenders") believe that the delay resulting from a wholesale replacement of the Board would jeopardize their chance for a full recovery. Therefore, if Brencourt's effort to seize control goes forward, the Prepetition Lenders have threatened to move to terminate exclusivity and/or for appointment of a chapter 11 trustee and withdraw their consent to the Debtors' use of their cash collateral.

         8. It would be disastrous to the Debtors' estates for the Board's ongoing restructuring initiatives to be disrupted and for these cases to descend into a morass of litigation over the Debtors' successes and failures, the value of their assets and their enterprise, adequate protection, and similar matters that would inevitably follow the Board changes advocated by Brencourt. Therefore, to assure stability and maximize the likelihood of a successful reorganization, the Court should enter an order authorizing Interstate Bakeries to constitute the Board to consist of the nine individuals presently serving as directors of the Company. The Board experience of the seven longest serving directors, all of whom are clearly independent of the various creditor and equity constituencies, aggregates 85 years(4) - an

--------------------

(4) These seven directors are: Michael J. Anderson, a director since 1998, who is President and CEO of The Andersons, Inc., a diversified agribusiness and retailing company, and a director of The Andersons, Inc. and Fifth Third BancCorp of Northwest Ohio; Robert B. Calhoun, a director since 1991, who is Managing Director of Monitor Clipper Partners, a private equity investment firm, and a director of Avondale Mills, Inc. and The Lord Abbett Family of Funds; Frank E. Horton, a director since 1992, who is Principal Associate of Horton & Associates, Consultants in Higher Education, and was Executive Consultant to the Provost and Interim Dean of Biological Sciences, University of Missouri - Kansas City, and Interim President, Southern Illinois University; G. Kenneth Baum, a director since 1988, who is Chairman of George K. Baum Group, Inc., an investment company, and a director of H & R Block, Inc.; Ronald L. Thompson, a director since 2003, who was Chairman and CEO of Midwest Stamping Company, a manufacturer of stamped metal components and assemblies for the automotive industry, and is a Trustee of the Teachers Insurance and Annuity Association; Leo Benatar, a director since 1991 and Chairman of the Board, who is Principal for Benatar & Associates, a consulting firm, and a director of Mohawk Industries, Inc., PAXAR Corporation and Aaron Rents, Inc.; and Richard L. Metrick, a director since 2000, who is Senior Managing Director in the Investment Banking Department of Bear Stearns & Co., Inc.

invaluable asset to help guide the Debtors out of bankruptcy. The other two directors, William P. Mistretta and David N. Weinstein, were appointed to the Board in August, 2006 on the recommendation of Brencourt and the Equity Committee and, thus, provide the new perspective requested by Brencourt and the Equity Committee.

         9. The Court also should enjoin Brencourt from prosecuting the Delaware Action to compel a shareholder meeting to replace the current Board, since it is for this Court, not Brencourt or other out of the money equity holders, to determine what is in the best interests of the Debtors' estates taking into account the interests of all constituencies, not just the equity holders.

                               STATEMENT OF FACTS

         A. The Chapter 11 Filings

         10. On September 22, 2004 (the "Petition Date"), eight of the Debtors filed voluntary petitions in this Court for reorganization relief under chapter 11 of the Bankruptcy Code. On January 14, 2006, the ninth debtor, Mrs. Cubbison's Foods, Inc., also filed a voluntary chapter 11 petition in this Court. The Debtors continue to manage and operate their businesses as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         11. Interstate Bakeries is a corporation organized under the laws of the State of Delaware.

         12. No trustee or examiner has been appointed in the Debtors' cases. On September 24, 2004, the United States Trustee (the "U.S. Trustee") appointed the official committee of unsecured creditors (the "Creditors Committee").(5)


---------------

(5) The U.S. Trustee appointed the Creditors Committee for the eight debtors that filed on September 22, 2004. An official committee of unsecured creditors has not been appointed for Mrs. Cubbison's Foods, Inc.


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


         13. On November 29, 2004, the U.S. Trustee appointed the Equity Committee. On September 22, 2006, Brencourt became a member of the Equity Committee.

         14. The Court has jurisdiction over the Motion pursuant to 28 U.S.C. ss. 1334. This is a core proceeding within the meaning of 28 U.S.C. ss. 157(b).

         15. The statutory predicates for the relief requested are sections 105, 1107 and 1108 of the Bankruptcy Code, Bankruptcy Rule 7065, Fed. R. Civ.
P. 65 and section 303 of the DGCL.

         B. The Debtors Have Made Significant Progress In Their Reorganization Efforts.

         16. Initial restructuring efforts. The Debtors' operations are extensive and complex. For instance, as of the Petition Date, the Debtors employed more than 32,000 people, operated 54 bakeries, more than 1,000 distribution centers, and approximately 1,100 thrift stores, and used approximately 9,100 routes to deliver their products to individual food outlets.

         17. Despite the sheer size and complexity of these cases, the Debtors have made significant progress in their efforts to emerge from chapter 11. In the initial stages, the Debtors focused on transitioning into chapter 11 and ensuring stable operations, continued trade support and an uninterrupted flow of the Debtors' products. The Debtors successfully achieved this transition.

         18. At the same time, the Debtors embarked on their operational turnaround by focusing on the most obvious opportunities for cost reductions. The Debtors initially closed one facility, implemented a reduction in work force, reduced corporate costs, reduced or suspended certain employee benefit


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programs, and renegotiated their relationship with Accenture LLP ("Accenture").
The Debtors estimate that these efforts have saved millions of dollars and increased the Debtors' operational efficiency, but these changes did not completely offset the continuing decline in sales or sufficiently address the Debtors' cost structure.

         19. Profit center restructurings. During the next stage of the restructuring process, the Debtors closely scrutinized each of their ten profit centers. The Debtors' motions concerning restructuring activities for each of the profit centers (see Docket Nos. 4178, 4478, 5291, 5469, 6004, and 6269)
detail the extensive process undertaken to identify areas for improvement in efficiency and profitability. From January 2005 to June 2006, the Debtors prepared plans and implemented restructurings in all of the profit centers.

         20. As a result, the Debtors closed seven additional bakeries and approximately 200 distribution centers, rationalized their delivery network by reducing the number of routes from approximately 9,100 to 6,400, and further reduced their workforce by about 7,000 positions.

         21. These and other initiatives have generated fixed cost savings of approximately $440 million since the commencement of these cases.

         22. Sales and marketing initiatives. Interstate Bakeries is the market leader in sales of white bread. Unfortunately, this category has been in a steady decline for several years, and increased competition has led to a further decline in the Debtors' market share. The Debtors have moved aggressively to address this embedded decline and to implement other marketing initiatives, e.g., hiring Richard C. Seban as Executive Vice President and Chief Marketing Officer in August, 2005.

         23. The Debtors also have initiated an aggressive marketing program to offset revenue declines by better anticipating and meeting changing consumer


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

demand through a consistent flow of new products. To that end, the Debtors have launched many new products and promotions, including multiple new Wonder(R) products, redesigned packaging for the entire Hostess(R) line, effected a major promotional and public relations campaign in connection with Twinkies' 75th anniversary, and executed various promotional partnerships such as a successful movie related promotion and the Racing Divas promotion with female racing stars like Danica Patrick. These efforts have largely met expectations, and the Debtors remain committed to implementing additional programs and new product launches.

         24. Union negotiations. The Debtors also have been diligently negotiating with their unions and have completed or commenced negotiations of long-term extensions for most of their 420 collective bargaining agreements with union-represented employees. This has resulted in ratification or agreements in principle with respect to approximately 240 collective bargaining agreements covering approximately 70% of the Debtors' unionized workforce.

         25. Sarbanes-Oxley and SEC compliance. The Debtors have made significant progress to complete audits, adopt financial controls to comply with Sarbanes-Oxley, respond to a pending Securities and Exchange Commission ("SEC") investigation, and address various tax issues.

         26. On October 6, 2006, the Debtors filed audited financial statements for the fiscal years ending May 29, 2004 and May 28, 2005. The Debtors also are working to file audited financial statements for fiscal year 2006, and the first two quarterly reports for fiscal 2007, by December 31, 2006, at which time the Company would be fully compliant with its required SEC filings. Interstate Bakeries has been informed by the SEC that they must complete their required SEC filings by December 31, 2006; otherwise, the SEC has indicated


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

that it will seek to de-register the Company's common stock. (Exhibit B.)


         27. On October 29, 2006, the Board approved a no fine offer of settlement with the SEC regarding the SEC's formal investigation of the Company's restatement of results due to inadequate reserves for workers' compensation liability. As part of the settlement Interstate Bakeries will comply with, and will cease and desist from violating, SEC rules and regulations. The proposed settlement is subject to approval by the Commission. Interstate Bakeries has been informed that the staff of the Division of Enforcement has determined to recommend the settlement to the Commission, but there are no assurances that the SEC will approve the proposed settlement. (Exhibit B)

         C. Transparency And A Spirit Of Cooperation Have Been The Hallmark Of These Cases.

         28. Throughout the reorganization process, the Debtors have kept the members of the Prepetition Lenders' steering committee (the "Bank Steering Committee"), the Creditors Committee, and the Equity Committee (collectively, the "Key Constituents") fully apprised of their intended actions. In addition to more than two dozen press releases that have been issued during these cases reporting on material events, the Debtors' representatives have made detailed in-person presentations to the Key Constituents and their advisors at least every eight weeks since these cases were commenced and have also made numerous telephonic presentations in the intervals between the in-person meetings; typically, these presentations are given at the same time as, and are similar to, the presentations made by management to the Board. These presentations have included information about the Debtors' operational and financial results, condition and prospects, including reports on liquidity, sales trends, financial reporting, marketing initiatives, the CEO search, union negotiations, and pending legal matters. All contemplated major operational changes were first reviewed with the Key Constituents.

         29. The Debtors also have held other meetings with the Key Constituents when specific matters warranted, e.g., in connection with multi-employer pension issues, the settlement with Accenture, the settlement of the securities class action against the Company and certain of its current or former officers, and the analysis of preference claims and other causes of action held by the Debtors. Additionally, the Debtors have initiated procedures to provide notice to the Key Constituents of potential actions (e.g., union contract extensions, professionals' fee payments, potential claims resolutions, bonus payment EBITDA targets, Alvarez and Marsal's incentive compensation, and de minimus asset sales) and a right to object prior to implementation. The Debtors also have maintained a constant and open flow of information with the legal and financial advisors to the Key Constituents throughout these cases, and have been responsive to their requests for information, meetings, and trips to corporate headquarters.

         30. The Debtors' transparency and candor have fostered a cooperative spirit that has allowed management to focus on returning the Debtors to financial health and, until Brencourt recently sought to interpose itself into the process, minimized intramural sparring among the constituent groups.

         D. Brencourt Announces Its Intent To Influence Control Of The Debtors.

         31. Against this backdrop of cooperation between the Company and the Key Constituents, Brencourt filed a Schedule 13G on February 14, 2006, with the SEC claiming to be a passive investor. Specifically, Brencourt stated that funds managed by it owned approximately 5.61% of the outstanding Interstate Bakeries shares, and certified that "the securities . . . were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of" Interstate Bakeries. (Exhibit C.) Upon information and belief, most of their holdings were acquired after the commencement of these cases.


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

         32. On May 1, 2006, in response to a request by the Equity Committee (upon information and belief, made at Brencourt's behest), the Company met with several unrestricted equity holders, i.e., holders who had not agreed to any limitation on trading. Because Brencourt and other shareholders who attended the meeting were not restricted, the Debtors could not, and did not, disclose any material, non-public information.

         33. Within three weeks, Brencourt had increased its stock holdings by 50%, to about 8.41% of the outstanding shares, and filed a Schedule 13D with the SEC for the first time admitting that "it may engage in communications with one or more shareholders, officers, or directors of [Interstate Bakeries], including discussions regarding the operation of [Interstate Bakeries] and strategic direction that, if effected, could result in among other things: . . .. a change in the present board of directors or management of [Interstate Bakeries], including any plans or proposals to change the number or term of directors or to fill vacancies on the board . . . ." (Exhibit D.)

         34. Thereafter, Brencourt began its campaign to seize control of the Company's Board. On June 5 and June 27, 2006, respectively, Brencourt (Exhibit
E) and the Equity Committee (Exhibit F) asked to meet with the Board "to continue frank and candid discussion on the direction for the turnaround for Interstate Bakeries in a cooperative way." The Board agreed and on July 14, 2006, it met separately with Brencourt and the Equity Committee, both of which requested that four new members of their choosing be appointed to the Board. On July 21, 2006, Brencourt submitted a list of eight candidates for the Board's consideration and stated "that it is helpful to have the continued leadership, institutional knowledge, and dedication to a successful outcome" of the existing Board members. (Exhibit G.)

         35. As a result, in August 2006, two additional directors (Messrs. Weinstein and Mistretta) recommended by Brencourt and the Equity Committee were appointed to fill vacancies on the Company's nine-member Board.


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

         36. Apparently this was not good enough for either Brencourt or the Equity Committee. Indeed, on October 17, 2006, the Equity Committee, of which Brencourt was now a member,(6) wrote to the Debtors demanding the appointment of a predominantly new Board to "bring a fresh perspective to and reinvigorate IBC." (Exhibit H.)

         37. On October 18, 2006, the Equity Committee again met with the Board and demanded that the Board resign in favor of a slate of directors to be named later, but likely to include the individuals previously recommended by Brencourt and the Equity Committee.

         38. On October 25, 2006, the Equity Committee sent yet another letter to the Board stating that, along with the Creditors Committee, it was seeking four new directors "to bring new leadership and a fresh perspective to the Board and to reinvigorate the Company." The Equity Committee demanded a response in two days. (Exhibit I.)

         39. The Board met on Sunday evening, October 29, 2006, and determined that it was not in the best interest of the estates to cede control of the Company to Brencourt or the Equity Committee, as demanded. However, the Board was willing to add two more new directors, and so informed the Key Constituents the next day, October 30, 2006. Within hours, Brencourt had sued the Company in Delaware by commencing the Delaware Action.

         40. The Company has had discussions with all of its constituents and the Board remains willing to consider any proposal that serves the best interest of all constituents and reflects the relative financial interests of the constituents.

----------------

(6) On September 22, 2006, the U.S. Trustee appointed Brencourt to the Equity Committee.


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



         D. The Debtors Are At A Crucial Juncture Of The Reorganization.

         41. The Debtors' restructuring efforts have borne fruit. Cost-cutting initiatives have reduced fixed costs by approximately $440 million. New products have been introduced to reduce the historical decline in white bread sales, the Debtors' most substantial product line. But these positive results have been offset by unprecedented ingredient and other cost increases, intensified competition, and customer reaction to the Debtors' continued stay in chapter 11.

         42. Thus, despite the Debtors' hard work and significant accomplishments to date, their financial performance has not improved sufficiently to offer a clear exit from chapter 11. Indeed, the Debtors have reported in their monthly operating reports EBITDA of negative $2,440,839 for fiscal 2006 (ending June 3, 2006) and $11,384,379 through September 23, 2006 of fiscal 2007 (i.e., through the first four of the Company's 13 financial periods). The Debtors have reported funded secured debt under the pre-petition amended and restated credit agreement, dated as of April 25, 2002, in the amount of approximately $449 million, liabilities subject to compromise (in essence, pre-petition general unsecured claims) in the amount of approximately $288 million, and letters of credit in the face amount of approximately $218 million (secured by assets of the estate) that have been issued primarily in support of the Debtors' workers compensation liability.

         43. Important deadlines also are looming. The Debtors' exclusive period to file a plan of reorganization will expire January 31, 2007, if not further extended. Additionally, although the Debtors were able to negotiate to extend the original two-year maturity of the $200 million post-petition financing facility (the "DIP Financing Facility"), it is now set to mature on June 2, 2007, at the end of the Debtors' 2007 fiscal year.



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

         44. In light of the foregoing, the Debtors are taking additional steps to improve their financial performance and permit the enterprise to emerge from chapter 11. For instance, since August 2006, Spencer Stuart, a highly-regarded executive search firm, has been conducting a comprehensive search for a permanent chief executive officer. The Debtors also have been exploring exit financing alternatives and have hired experts to value their assets in order to support such financing. Moreover, the Debtors are finalizing negotiations with their unions and fine-tuning their business plan for the remainder of fiscal 2007 and thereafter.

         45. In response to the Debtors' last exclusivity extension request, the Prepetition Lenders were concerned that the lack of improvement of the Debtors' financial results, coupled with their lengthening stay in chapter 11, could result in an unacceptable risk to the lenders' potential recovery. Not surprisingly, the delay that necessarily would result from a wholesale change of the Board's membership, as sought by Brencourt, has seriously aggravated that concern. Indeed, the Bank Steering Committee informed the Debtors that if Brencourt were to succeed, they intend to move to terminate exclusivity and/or for appointment of a chapter 11 trustee and withdraw their consent to the Debtors' use of their cash collateral.

         46. The relief Brencourt seeks in the Delaware Action could also have other serious consequences if granted. Indeed, change of the majority of the Board by shareholder vote as contemplated by the Delaware Action would constitute an Event of Default as defined in the DIP Financing Facility.

         47. In addition, Interstate Bakeries is party to Management Continuity Agreements with certain key senior executives. The Board changes contemplated by the Delaware Action would also constitute a change in control under these agreements. In the event any of these executives is terminated within two years from the date of such change, significant claims under these agreements may be triggered.



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

         48. In a recent scheduling conference in the Delaware Action, the Company argued that this Court, given its expertise and experience with the Debtors, should have the first opportunity to resolve the corporate governance issues. Vice Chancellor Noble, the presiding judge, expressed his concern for comity and agreed to defer to this Court:

               [M]y management of this case must be tempered by respect for the bankruptcy proceeding in Missouri.

                                    * * * *

               I am, of course, loathe to take steps that might adversely affect the bankruptcy process.

                                    * * * *

               I'm satisfied that it would be better to wait until after the omnibus hearing [on December 19, 2006 in this Court] to hold the trial [in Delaware]. That way, if things happen in Missouri that preclude the need for this trial, we won't have wasted our time and energy.

(Delaware Action Nov. 17, 2006 hearing transcript at 23-24 (Exhibit J.).) Accordingly, trial in the Delaware Action was tentatively scheduled for December 27, 2006.

         49. Therefore, as Delaware law - section 303 of the DGCL - contemplates, and as the Delaware Court has acknowledged, this Court should determine what Board composition is in the best interest of the Debtors' estates at this time and authorize the Company to so constitute the Board. The composition of the Board could be revisited at a later time as facts and circumstances change and evolve, e.g., if one or more new investors were to infuse additional capital into the Debtors or in connection with confirmation of a plan of reorganization.


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

                                    ARGUMENT

I. Pursuant To Sections 105, 1107 and 1108 Of The Bankruptcy Code And In Accordance With Section 303 Of The DGCL, This Court Is Authorized To Constitute Or Reconstitute The Board, And It Should Do So In The Best Interests Of The Debtors' Estates.

         50. This Court's powers to control the Debtors' reorganization and ensure that their business affairs are properly conducted by appropriate management, including the Company's Board, are acknowledged under Delaware law.
Section 303(a) of the DGCL provides:

               Any corporation of this State, an order for relief with respect to which has been entered pursuant to the Federal Bankruptcy Code, 11 U.S.C. ss. 101 et seq., or any successor statute, may put into effect and carry out any decrees and orders of the court or judge in such bankruptcy proceeding and may take any corporate action provided or directed by such decrees and orders, without further action by its directors or stockholders.(7)

Del. Code Ann. tit. 8, ss. 303. Specifically, section 303(b) provides that, in accordance with a bankruptcy court order,


               [s]uch corporation may, in the manner provided in subsection (a) of this section, . . . constitute or reconstitute and classify or reclassify its board of directors, and name, constitute or appoint directors and officers in place of or in addition to all or some of the directors or officers then in office . . . .

Del. Code Ann. tit. 8, ss. 303.

----------------

(7) The statute was amended in 2004 to make clear that a bankruptcy court may consider these issues at any time during the chapter 11 case. Prior to its 2004 amendment, section 303 of the DGCL demonstrated the supremacy of federal law over state law, but arguably required the existence of a plan of reorganization. See Del. Code Ann. tit. 8, ss. 303(a) (2003) ("Any corporation of this State, a plan of reorganization of which . . .has been or shall be confirmed by the decree or order of a court of competent jurisdiction, may put into effect and carry out the plan and the decrees and orders of the court . . . and may take any proceeding and do any act provided in the plan or directed by such decrees and orders, without further action by its directors or stockholders."). In 2004, section 303 was amended "to clarify that the provisions of the statute apply to any type of federal bankruptcy proceeding ... and that the validity of corporate action undertaken pursuant to the statute is not dependent upon the existence or pendency of a confirmed plan of reorganization." Edward P. Welch, et al., Folk on the Delaware General Corporation Laws, ss. 303.2 (5th ed. 2006).

         51. Even prior to the recent amendments to section 303, the statute evidenced the Delaware legislature's deference to the bankruptcy courts, which are best suited to understand the checks and balances and appropriate bargaining positions of the parties in the reorganization process, and expressly recognizes that bankruptcy courts have the power to override shareholder rights to determine membership on boards of directors for corporations in bankruptcy. See In re United Press Int'l., Inc., 60 B.R. 265, 272 (Bankr. D.D.C. 1986) ("The plain intent of ss. 303 is to recognize and accord plenary authority for the reorganization court to issue decrees and orders relative to the reorganization. Hence, ss. 303 should be construed broadly to effectuate that intent rather than narrowly and restrictively, in derogation of that intent.").

         52. Under section 105(a) of the Bankruptcy Code, this Court "may issue any order . . . that is necessary or appropriate to carry out the provisions of [the Bankruptcy Code]." 11 U.S.C. ss. 105(a). Bankruptcy courts have used this authority, often in conjunction with section 303 of the DGCL, to abolish boards of directors, appoint responsible officers in place of boards of directors, allow responsible officers to vote shares to elect directors, and otherwise prevent shareholders from exercising their rights to threaten debtors' businesses. See, e.g., In re Gaslight Club, Inc., 782 F.2d 767, 770 (7th Cir.
1986) ("The case law demonstrates that the court has considerable authority to interfere with the management of a debtor corporation in order to protect the creditors' interests."); In re United Press Int'l., Inc., 60 B.R. at 272 (section 303 recognizes plenary authority of bankruptcy court to abolish board of directors); In re FSC Corp., 38 B.R. 346, 350 (Bankr. W.D. Pa. 1983) (section 303 recognizes power of bankruptcy court to appoint responsible officer to replace board of directors); In re Lifeguard Indus., Inc., 37 B.R. 3, 13-16 (Bankr. S.D. Ohio 1983) (rejecting application by new shareholder-elected board to replace existing management because not in best interest of reorganization, and ordering that incumbent president be kept in office).

         53. Brencourt's plan to seize control of the Board, and thereby direct the course of the Debtors' bankruptcy cases, is not in the best interests of the estates. The uncertainty caused by the threat of a change of control of the Board already has had a destabilizing effect, and the litigation, costs and delays that would result from an actual change of control would seriously jeopardize the Debtors' chances for a successful reorganization.

         54. These cases are at a critical stage. After consulting with the Key Constituents and their advisors, the Debtors have restructured all ten of their profit centers (including consolidating and re-routing almost every one of the Company's 9,100 delivery routes), achieved material cost savings despite substantial inflationary pressures in key ingredients and energy costs, embarked upon many new product and other marketing initiatives to stem and reverse the decade-long trend of steady sales declines, and obtained long-term commitments with a large majority of their union employees. While this has taken more than two years, and all parties would prefer better financial performance, material improvements have been made and more can be achieved, but only with a steady hand.

         55. The Debtors' efforts are continuing on several fronts, including searching for a permanent, experienced CEO, developing a business plan using the latest actual results achieved since the profit center restructurings, determining potential exit financing capacity, and working to regain lost customers and develop new customers and promotional programs. As discussed below, these efforts are seriously undermined by Brencourt's actions.

         56. CEO search and management disruption. The dispute over control of the Board has greatly complicated the Debtors' search for a permanent CEO. Until the control issue is determined, the best candidates, without knowing to whom they ultimately would be answering, are not likely to commit to join the Debtors. It is this new CEO that will be the primary driver of new ideas and perspective that all of the Debtors' stakeholders would like to occur, as well as being the leader who will actually implement such ideas. Disrupting that process is actually antithetical to the stated desires of Brencourt. Moreover, the Delaware Action and, if it were to succeed, the shareholder meeting process
- e.g., preparing SEC-required proxy materials, soliciting proxies, etc. - will occupy an inordinate amount of the Board's and management's time and focus that could more productively be spent on the reorganization effort for the benefit of all constituencies, including the creditors who have priority over Brencourt and the equity holders. And if equity did succeed in replacing the entire Board, the new directors would need to familiarize themselves with the Debtors' operations in an extraordinarily challenging environment, leading to yet more delay in proposing, confirming and consummating a plan. Coupled with creditor mistrust in view of the new directors' divided loyalties, these cases could quickly devolve into a morass of litigation that could preclude any exit from chapter 11 for months or years.

         57. In re Marvel Entertainment Group, Inc., 140 F.3d 463 (3d Cir.
1998), provides a valuable object lesson on what can occur in chapter 11 when equity takes control of corporate governance to the exclusion of the secured creditors - it is a recipe for disaster. There, Marvel and its parent holding companies filed chapter 11 petitions. Certain vulture investors bought up bonds issued by the holding companies and secured by a majority of Marvel's stock, took possession of the Marvel stock, and then removed and replaced the Marvel board. Id. at 467. Once the equity holders controlled the board, all-out war erupted between the debtor-in-possession and the secured lenders. Because of the ever-escalating litigations and disputes, less than six months after the new board took control, the district court ordered the appointment of a chapter 11 trustee to replace the board, and the court of appeals affirmed. Id. at 467-69, 478. It took the chapter 11 trustee almost another year to stabilize Marvel and confirm a plan of reorganization. (See Oct. 1, 1998 Toy Biz/Marvel Group press release (Exhibit K).)

         58. It is all too easy to see how a similar scenario could develop here. The Prepetition Lenders have said that if significant progress is not made, and very soon, to formulate, confirm and consummate a plan of reorganization, they may seek, among other things, to terminate exclusivity which could, of course, lead to a free-for-all of multiple competing plans. See Manville Corp. v. Equity Sec. Holders Comm. (In re Johns-Manville Corp.), 66 B.R. 517, 537 (Bankr. S.D.N.Y. 1986) ("slow and painful" process of reorganization "would exponentially explode in the context of competing plans advanced by parochial interests"). Here, Brencourt intends to delay the completion of Interstate Bakeries' reorganization - indefinitely if necessary - in the vain hope that delay and obstruction will give it the leverage to avoid having its equity wiped out. Also, as in Marvel, the Prepetition Lenders might well prefer a chapter 11 trustee, or even conversion to chapter 7, over ceding control of the Board and the reorganization process to Brencourt and other opportunistic holders of equity interests. Where, as here, equity holder action seeking a shareholder meeting poses a real threat to reorganization, such action constitutes a clear abuse of the shareholders' rights and warrants intervention by the Court to protect the best interests of the estates.

         59. Default under the DIP Financing Facility. If the shareholders were to replace the Board at a shareholder meeting, the change of control would be an event of default under the DIP Financing Facility.

         60. The Debtors are currently using approximately $9 million of cash per month, much of which is interest paid as adequate protection to the

Prepetition Lenders and professional fees associated with the restructuring (both of which will be significantly reduced upon emergence from chapter 11). That use of cash can only be offset by earnings. While the Debtors are working hard to achieve a turnaround and improve EBITDA, at current projections, that may not occur quickly enough to meet the current cumulative EBITDA covenants in the DIP Financing Facility.

         61. Lenders concerned about a potential financial covenant default may not be inclined to waive a change of control default. In that event, the Debtors would be forced to find replacement DIP financing, which is not likely to be available on terms as favorable as the existing facility. The instability of a wholesale change to the Board also could make any exit financing proposals more expensive and deter some potential lenders from even making proposals, thereby further limiting the Debtors' alternatives. That is not in the estates' best interests.

         62. Lost customers and new business opportunities. The Debtors already have lost customers and new business opportunities due to concerns about their continuing stay in chapter 11 and long-term stability. A change of control of the Board, and the concomitant uncertainty and delay, will only aggravate the situation, ensuring that many or most of the lost customers will not return, and efforts to develop new sales opportunities and increase shelf space, which have been dampened by customer concerns, will not succeed.

         63. Tightening trade credit. The Debtors currently enjoy significant trade credit support. However, vendors are concerned about the stability of the Company. A litigated takeover of the Board, which can only increase vendor concerns and further tighten trade credit, is not in the best interests of the estates.

         64. Further delays in completing SEC filings. The Company must become current with its required SEC filings by December 31, 2006. Management and the Board are working diligently to meet that deadline, but they now must shift their attention to responding to expedited discovery(8) and preparing for a December 27, 2006 trial in the Delaware Action. If, due to the demands of the Delaware Action, the required filings were to be delayed beyond December 31, 2006, the SEC has said it will institute proceedings to de-register the Company's stock.

         65. Moreover, to comply with SEC regulations, the Form 10-K for fiscal year 2006 must be signed by a majority of the Company's directors. Were Brencourt to succeed in replacing the Board, the new directors would be wholly unfamiliar with the matters covered by the filing, which in other situations, has led Boards to decline to sign the filings out of a legitimate fear of personal liability, e.g., the Company's two directors appointed in August 2006 declined (not inappropriately) to sign the SEC filings made by the Company in October 2006 with respect to periods prior to their tenure.

         66. Thus, any further delay in completing the Company's required SEC filings would not be in the estates' best interests. Ironically, the parties in interest most harmed would be the equity holders who Brencourt and the Equity Committee purport to represent.

         67. Loss of employees. The Debtors already suffer from low employee morale and high turnover. The instability inherent in the election of a new Board is likely to have a further adverse affect on morale, leading to an increase in employee turnover and greater difficulty in attracting qualified employees.

----------------

(8) Late in the day on November 22, 2006 (the Wednesday before Thanksgiving), Brencourt served Interstate Bakeries with interrogatories and document requests in the Delaware Action demanding responses in just nine days, including the intervening Thanksgiving holiday weekend. (Exhibit L.)

         68. Shareholder Interests. In making its determination, it is also appropriate for the Court to consider the current economic stake of equity holders. Indeed, both federal bankruptcy law and Delaware law recognize that when shareholders lack equity in a corporation, they no longer have a right to compel a meeting under section 211. The Second Circuit recognized this concept in Manville Corp. v. Equity Sec. Holders Comm. (In re Johns-Manville Corp.), 801 F.2d 60 (2d Cir. 1986), where it stated: "We note that if [the debtor was] determined to be insolvent, so that the shareholders lacked equity in the corporation, denial of the right to call a meeting would likely be proper, because the shareholders would no longer be real parties in interest." Id. at 65 n.6. In Manville, the issue regarding the rights of out-of-the-money shareholders was not before the court; however, the Second Circuit acknowledged that normal corporate governance does not necessarily continue when shareholders lack any equity in the debtor.

         69. Similarly, Delaware courts have acknowledged that it may be proper to compromise the rights of shareholders in the bankruptcy context when the company is insolvent and equity does not stand to gain any value of the reorganized entity. In Saxon Indus., Inc. v. NKFW Partners, 488 A.2d 1298, 1300 (Del. 1984), the court acknowledged that while insolvency alone does not divest the stockholders of a Delaware corporation of their right to exercise the powers of corporate democracy, such as those rights enumerated under section 211, there may be other "compelling legal or equitable factors" coupled with insolvency sufficient to divest shareholders of the power to convene a meeting. Id. As described herein, significant reasons exist to prevent Brencourt from convening a shareholder meeting to elect an entirely new Board over the objection of the Company's secured creditors.

         70. The Debtors reported negative EBITDA for fiscal 2006 and have reported approximately $11.4 million in the aggregate for the first four periods of fiscal 2007. The aggregate amount of the claims filed against the Debtors exceed a billion dollars. While that number is no doubt inflated, the Debtors have publicly reported secured claims, claims subject to compromise and letters of credit aggregating approximately $955 million.

         71. Based on the current financial performance of the Debtors, it is difficult (if not impossible) to derive a current enterprise value for the Debtors that would result in value for the equity interests after first taking into consideration the amount of creditor claims against the Debtors. Thus, because Brencourt likely has no remaining equity stake in Interstate Bakeries, it should not be permitted to use a meeting of out of the money shareholders to derail the Company's reorganization.

                                 * * * * * * *

         72. Therefore, because Brencourt's efforts to remove and replace the Board seriously threaten the Debtors' ability to reorganize and are not in the best interests of these estates, the Court should act preemptively to designate membership on the Board, pursuant to section 105(a) of the Bankruptcy Code and as expressly permitted by section 303 of the DGCL. Specifically, Interstate Bakeries requests that the Court enter an order authorizing it to take all actions necessary or desirable to constitute the Board to consist of the nine individuals presently serving as directors of the Company (i.e., Messrs. Anderson, Calhoun, Horton, Baum, Thompson, Benatar, Metrick, Mistretta and Weinstein).

II. Brencourt Should Be Enjoined From Proceeding With The Delaware Action.

         73. As shown above, replacement of the Board would seriously jeopardize the Debtors' reorganization efforts. Accordingly, this Court can, and should, designate the membership of the Board as requested by the Debtors. But absent an order enjoining Brencourt from doing so, its continued prosecution of the Delaware Action may interfere with this Court's jurisdiction to constitute the Board in the best interests of the estates.

         74. Such an injunction is appropriate under the Court's broad injunctive powers pursuant to section 105(a): "[T]he court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of this title." 11 U.S.C. ss. 105(a).(9) Section 105(a) contemplates injunctive relief in "`precisely those instances where parties are attempting to obstruct the reorganization.'" Garrity v. Leffler (In re Neuman), 71 B.R. 567, 571-72 (S.D.N.Y. 1987) (citations omitted); see also Vanguard Airlines, Inc. v. Int'l Aero Components, Inc. (In re Vanguard Airlines, Inc.), 295 B.R. 908, 916 (Bankr. W.D. Mo. 2003) , order vacated on other grounds, 798 B.R. 908, 916 (Bankr. W.D. Mo. 2003) ("`Power of the court' is defined in 11 U.S.C. ss. 105, and includes the power of the court to prohibit parties from pursuing their rights in state court.") (citing In re Neuman, 71 B.R. at 571).

         75. Given Delaware's policy of deference to the bankruptcy courts on corporate governance matters embodied in section 303 of the DGCL, the preliminary injunction standards under Fed. R. Civ. P. 65 should not apply here
- once the Court has determined how the Board should be constituted, it has the power to enforce that judgment by any means necessary. However, even if Rule 65 standards are applied, an injunction is appropriate.

         76. A preliminary injunction should be issued if the Debtors show (i) a threat of irreparable harm, (ii) that the harm suffered by the Debtors absent an injunction outweighs the harm to Brencourt if injunctive relief is granted,
(iii) a likelihood of success on the merits, and (iv) that the issuance of the

-----------

(9) The relevant legislative history confirms that section 105(a) of the Bankruptcy Code confers "all the traditional injunctive powers of a court of equity," S. Rep. No. 95-989, at 51 (1978), reprinted in 1978 U.S.C.C.A.N. 5787, 5837; H.R. Rep. No. 95-595, at 342 (1977), reprinted in
     1978 U.S.C.C.A.N. 5963, 6298, and recognizes that section 105(a) permits a bankruptcy court to issue injunctions, if necessary in situations not encompassed within the automatic stay provisions of section 362. H.R. Rep. No. 95-595, at 342-43, reprinted in 1978 U.S.C.C.A.N. at 6298-99. See 2
     Collier on Bankruptcy P. 362.05, at 362-49 to 362-50 (15th rev. ed. 1995) (court has ample power to enjoin actions that might interfere with rehabilitative process).

injunction is in the public interest. Baker Elec. Coop., Inc. v. Chaske, 28 F.3d 1466, 1472 (8th Cir. 1994). Moreover, these general standards are loosened in the bankruptcy context. In re Neuman, 71 B.R. at 571 (citations omitted) ("Since injunctions in bankruptcy cases are authorized by statute, the usual equitable grounds for relief, such as irreparable damage, need not be shown."). And when weighing the factors to determine if injunctive relief should be granted, no single factor is dispositive. Glenwood Bridge, Inc. v. City of Minneapolis, 940 F.2d 367, 370 (8th Cir. 1991). Rather, "`all of the factors must be considered to determine whether on balance they weigh towards granting the injunction.'" Baker Elec., 28 F.3d at 1472 (citation omitted).

         77. Irreparable harm. Where shareholders of a chapter 11 debtor seek an election of a new board of directors, the question of irreparable harm may turn on whether the attempt is a clear abuse of such state law rights, i.e., "whether rehabilitation will be seriously threatened." In re Johns-Manville Corp., 801 F.2d at 66, 68. Brencourt's attempt to replace the entire Board at the critical stage of these cases is just such a threat. It demonstrates Brencourt's "willingness to risk rehabilitation altogether" to achieve its own parochial ends at the expense of the creditors who are senior to equity under the Bankruptcy Code and threatens any chance for equity to recover value in these cases. Id. at 65. See also Minter v. Dirs. Of Concrete Prods., Inc. (In re Concrete Products, Inc.), 110 B.R. 997, 1001 (Bankr. S.D. Ga. 1989) (loss of "expertise" of CEO and turning debtor over to "an untested and marginally knowlegeable management team raises a clear and substantial threat of irreparable injury"). Continued prosecution of the Delaware Action, therefore, threatens irreparable harm.

         78. Balance of harms. There is no harm to Brencourt if it is enjoined from prosecuting the Delaware Action. As shown above, Brencourt's proposed course of action most likely will harm, not help, Brencourt and the other equity holders. By comparison, the potential harm caused by a threatened change of control of the Board and an indefinite delay of the reorganization is enormous. Plainly, the equities weigh heavily in favor of the relief sought by the Debtors and maintaining the status quo. See Glenwood Bridge, 940 F.2d at 370 (in assessing balance between potential harm to movant if injunction is not ordered and potential harm to defendant if it is, court favors maintaining status quo).

         79. Likelihood of success on the merits. In this context, likelihood of success on the merits simply means that the Debtors can show "fair ground for litigation" and need not demonstrate a greater than fifty percent likelihood of success on the merits if the other factors weigh in their favor. See Heartland Acad. Cmty. Church v. Waddle, 335 F.3d 684, 690 (8th Cir. 2003) (movant "is not required to prove a mathematical (greater than fifty percent) probability of success on the merits"); In re Sac & Fox Tribe/Meskwaki Casino Litig., 340 F.3d 749, 762 (8th Cir. 2003) (likelihood of success on merits does not require predictive analysis of how claim will be resolved). Indeed, a preliminary injunction has been granted when the movant did not show a likelihood of success on the merits and made a showing only on the other three prongs. Baker Elec., 28 F.3d at 1474.

         80. In bankruptcy, "success on the merits" frequently means whether the debtor has a reasonable likelihood of proposing a confirmable plan in a reasonable time. See Maxicare Health Plans, Inc. v. Centinela Mammoth Hosp. (In re Family Health Serv., Inc.), 105 B.R. 937, 943 (Bankr. C.D. Cal. 1989) (likelihood of success on merits relates to "the probability of a successful plan of reorganization"). The Debtors have been making demonstrable progress toward reorganization with the knowledge, consent and cooperation of the Key Constituents, for the most part. While the Debtors also have charted a course to continue and accelerate such progress, continued prosecution of the Delaware Action is an impediment to that effort. Thus, the likeliest road to a successful reorganization is to maintain the status quo, rather than make a wholesale change to the Board.

         81. Public interest. Since prosecution of the Delaware Action threatens the Debtors' orderly reorganization, the issuance of injunctive relief is in the public interest. Spiers Graff Spiers v. Menako (In re Spiers Graff Spiers), 190 B.R. 1001, 1012 (Bankr. N.D. Ill. 1996) ("The public interest served by issuing injunctions in Chapter 11 cases is the promotion of successful reorganizations."); Lazarus Burman Assocs. v. Nat'l Westminster Bank USA (In re Lazarus Burman Assocs.), 161 B.R. 891, 901 (Bankr. E.D.N.Y. 1993) ("The public interest, in the context of a bankruptcy proceeding, is in promoting a successful reorganization").

         82. Enjoining prosecution of the Delaware Action will allow the Debtors to continue to focus on a course of action to maximize value for all constituents, including equity, if possible, which likely will lead to a successful emergence from bankruptcy, thus furthering the goals of the chapter 11 process. Accordingly, a preliminary injunction should be issued.

         For all of the foregoing reasons, the Debtors respectfully request that the Court enter orders (i) authorizing Interstate Bakeries to constitute the Board to consist of the current directors of the Company (i.e., Messrs. Anderson, Calhoun, Horton, Baum, Thompson, Benatar, Metrick, Mistretta and Weinstein), (ii) preliminarily enjoining Brencourt from prosecuting the Delaware Action, and (iii) granting such other and further relief as is just and proper.

Dated:  Kansas City, Missouri
        November 29, 2006        Interstate Bakeries Corporation, et al.

                                    /s/ J. Eric Ivester
                                  --------------------------------------
                                  J. Eric Ivester (ARDC No. 06215581)
                                  Felicia Gerber Perlman (ARDC No. 06210753)
                                  Samuel S. Ory (Missouri Bar No. 43293)
                                  SKADDEN, ARPS, SLATE, MEAGHER
                                  & FLOM LLP
                                  333 West Wacker Drive, Suite 2100
                                  Chicago, Illinois  60606-1285
                                  Telephone: (312) 407-0700
                                  Facsimile: (312) 407-0411
                                  e-mail: ibcinfo@skadden.com

                                  - and -

                                  J. Gregory Milmoe
                                  (JM 0919) SKADDEN,
                                  ARPS, SLATE,
                                  MEAGHER & FLOM LLP
                                  Four Times Square
                                  New York, New York
                                  10036-6522
                                  Telephone: (212)
                                  735-3000
                                  Facsimile: (212)
                                  735-2000

                                  - and -

                                  Anthony W. Clark (DE ID No. 2051)
                                  SKADDEN, ARPS, SLATE, MEAGHER
                                  & FLOM LLP
                                  One Rodney Square
                                  P.O. Box 636
                                  Wilmington, Delaware 19899-0636
                                  Telephone: (302) 651-3000
                                  Facsimile: (302) 651-3001

                                  - and -

                                  /s/ Paul M. Hoffmann
                                  --------------------
                                  Paul M. Hoffmann (Missouri Bar No. 31922)
                                  STINSON MORRISON HECKER LLP
                                  1201 Walnut, Suite 2900
                                  Kansas City, MO 64106-2150
                                  Telephone: (816) 691-2746
                                  Facsimile: (888) 625-7290
                                  e-mail: phoffmann@stinsonmoheck.com

                                  Attorneys for Interstate Bakeries Corporation

                               Index of Exhibits
                               -----------------


 Exhibit      Description
 -------      -----------

    A         Proposed Order

    B         November 2, 2006 IBC Press Release

    C         February 14, 2006 Brencourt Schedule 13G

    D         May 26, 2006 Brencourt Schedule 13D

    E         June 5, 2006 Letter from Mr. Collins to Mr. Benatar

    F         June 27, 2006 Letter from Mr. Yates to Mr. Ivester

    G         July 21, 2006 Letter from Mr. Collins to Mr. Benatar

    H         October 17, 2006 Letter from Mr. Yates to Mr. Ivester

    I         October 25, 2006 Letter from Mr. Yates to Mr. Benatar

    J         November 17, 2006 Delaware Action Hearing Transcript

    K         October 1, 1998 ToyBiz/Marvel Group Press Release

    L         November 22, 2006 Brencourt Interrogatories and Document Requests